Exhibit 99.1

Destra Multi-Alternative Fund Shareholders Approve Proxy Proposal with 79% Affirmative Vote

Bozeman, MT — December 18, 2025 — Destra Multi-Alternative Fund (NYSE: DMA) today announced that shareholders have approved the proposal presented at the Fund’s Special Meeting of Shareholders, with approximately 79% of votes cast in favor of the proposal.

The approved proposal revises the Fund’s fundamental policy regarding industry concentration, removing the requirement that the Fund invest more than 25% of its net assets in securities of companies within the real estate industry. The change provides the Fund with increased flexibility to pursue attractive investment opportunities while continuing to seek the Fund’s long-term investment objectives.

The proposal was unanimously recommended by the Fund’s Board of Trustees and was presented to shareholders at a Special Meeting held on December 18, 2025. Approval required the affirmative vote of a majority of the Fund’s outstanding voting securities, in accordance with the Investment Company Act of 1940. The final voting results exceeded this threshold, reflecting strong shareholder support for the Board’s recommendation.

Following shareholder approval, the revised fundamental concentration policy will take effect, and the Fund will no longer be required, under normal circumstances, to maintain a concentration in real estate-related investments.

“With the passage of the proxy proposal, we can direct the portfolio to the best opportunities regardless of asset class. Given our current relative assessment of real estate opportunities, we intend to transition a meaningful portion of this exposure into liquid hedged strategies, utilizing our Validex Dynamic Alpha process” said Mark Scalzo, Portfolio Manager and CIO of Validex Global Investing, the Fund’s Sub-Adviser.”

Additional details regarding the proposal and the Special Meeting are available in the Fund’s definitive proxy materials.

About Destra Multi-Alternative Fund

Destra Multi-Alternative Fund (NYSE: DMA) is a core alternative solution that seeks to achieve long-term performance non-correlated to the broad stock and bond markets. It invests primarily in alternative strategies and asset classes centered on the Validex Dynamic Alpha hedged equity process, which is further diversified by allocations to direct private equity and alternative income sub-categories like real estate & alternative credit.

About Destra Capital Advisors

Destra Capital Advisors LLC, based in Bozeman, MT, serves as Investment Adviser and Secondary Market Servicing agent to the Fund. Validus Growth Investors LLC (dba Validex Global Investing) serves as the Investment Sub-Adviser to the Fund.

Shares of the Fund can be purchased on the New York Stock Exchange through any securities broker.

Information regarding the Fund and Destra Capital Advisors can be found at www.destracapital.com.

About Validex Global Investing

Validex Global Investing seeks growth at the edge of inflection. Their proprietary research aims to identify emergent turning points as they unfold, pairing high-conviction opportunities with sophisticated risk-mitigation strategies across both private and public markets.

Please contact Destra Capital Advisors LLC, the Fund’s marketing, and investor support services agent, at DMA@destracapital.com or call (877) 855-3434 if you have any questions regarding DMA.